Exhibit 1

BOARD OBSERVER AGREEMENT

This BOARD OBSERVER AGREEMENT, dated as of February 18, 2025 (this “Agreement”), is entered into by and among Vroom, Inc., a Delaware corporation (the “Company”) and Jason Mudrick, an individual (the “Board Observer”). The Company and the Board Observer are sometimes together referred to herein as the “Parties,” and each, a “Party.”

WHEREAS, the Company desires to appoint the Board Observer as a single non-voting observer to the board of directors of the Company (the “Board of Directors”); and

WHEREAS, the Parties desire to set forth their respective rights and obligations with respect to the foregoing matters, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, the Parties, intending to be legally bound, hereby agree as follows:

1.                  Board Observer.

(a)               Board Observation Rights. The Company hereby agrees to provide the Board Observer the right to attend each meeting of the full Board of Directors or any of its committees as a non-voting observer, subject to Section 1(b) below.

(b)               Notice and Related Rights. Subject to this Section 1(b), the Board Observer shall be entitled to be present at all meetings of the full Board of Directors and its committees, and shall abide by any rules or procedures established by the Board of Directors with respect to the actions of directors generally. The Board Observer shall be notified of any meeting of the Board of Directors and its committees, including such meeting’s time, place and agenda, in the same manner and time as members of the Board of Directors, as applicable. Subject to this Section 1(b), the Board Observer shall be entitled to receive copies of all materials distributed to the full Board of Directors in connection with any meeting thereof or as are otherwise distributed to the full Board of Directors or such committee (collectively, the “Board Materials”). The rights granted in the preceding sentences of this Section 1(b) are referred to as the “Observer Rights”. The Company reserves the right to exclude the Board Observer from access to Board Materials or any portion thereof or any meeting of the Board of Directors or any of its committees or any portion thereof if:

(i)                 a majority of the directors conclude in good faith upon advice of the Company’s outside legal counsel that such exclusion is reasonably necessary to preserve the attorney-client privilege between the Company and its counsel; provided, however, that any such exclusion shall apply only to such portion of the Board Materials or such portion of the meeting that would be required to preserve such privilege and not to any other portion thereof;

(ii)              the meeting is an executive session limited solely to certain members of the Board as undertaken in the ordinary course of business; or

(iii)            upon advice of the Company’s outside legal counsel, there exists a conflict of interest with respect to the Board Observer and a particular matter or transaction being discussed in a meeting by the Board of Directors;

provided that, in each case, it is understood that if the Observer Rights are limited pursuant to this Section 1(b), the Board of Directors will notify the Board Observer of such limitation as soon as reasonably practicable.

(c)               Non-Director Status. The Board Observer is not a member of the Board of Directors or any of its committees, and, accordingly the Board Observer shall not be permitted to vote at any meeting of the Board of Directors or its committees or be counted for purposes of determining whether there is a sufficient quorum for the Board of Directors to conduct its business. For the avoidance of doubt, unless and until the Board Observer becomes a member of the Board of Directors, the Board Observer shall not have or be deemed to have, or otherwise shall not be subject to, any duties (fiduciary or otherwise) to the Company or its stockholders, or any duties (fiduciary or otherwise) otherwise applicable to the Board of Directors, by virtue of the Board Observer’s appointment as a board observer hereunder.

(d)               Reimbursement; No Compensation. The Company shall reimburse the Board Observer for all reasonable and documented out-of-pocket expenses, including, but not limited to, travel expenses, incurred by the Board Observer in connection with attending meetings of the Board of Directors and/or its committees. For the avoidance of doubt, except as set forth in the preceding sentence, the Board Observer shall not be entitled to any compensation from the Company.

(e)               Removal of Board Observer by the Company; Termination Upon Death, Disability or Resignation. In the event this Agreement is terminated pursuant to Section 3 below, the Company may immediately terminate all rights granted to the Board Observer hereunder. The rights and obligations of the Board Observer will terminate upon the death or disability of such individual or the resignation or other cessation of service by such individual through written notice to the Company.

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2.                  Confidentiality.

(a)

(i)                 Except as set out in Section 2(a)(ii) below, “Confidential Information” means all non-public, confidential or proprietary information disclosed on or after the date of this Agreement, by the Company, the Board of Directors, or its affiliates to the Board Observer, or to any of the Board Observer’s affiliates, or the Board Observer’s or its affiliates’ employees, officers, directors, partners, shareholders, agents, contractors, attorneys, accountants, or advisors (collectively, “Representatives”) pursuant to the Observer Rights, whether disclosed orally or disclosed or accessed in written, electronic, or other form or media, and whether or not marked, designated, or otherwise identified as “confidential,” including, without limitation: (a) all information concerning the Company or the Board of Directors and its affiliates’, and their customers’, suppliers’, and other third parties’ past, present, and future business affairs including, without limitation, finances, customer information, customer data, supplier information, products, services, organizational structure and internal practices, forecasts, sales and other financial results, records and budgets, and business, marketing, development, sales and other commercial strategies; (b) the Company’s unpatented inventions, ideas, methods and discoveries, trade secrets, know-how, unpublished patent applications, and other confidential intellectual property; (c) all designs, specifications, documentation, components, source code, object code, images, icons, audiovisual components and objects, schematics, drawings, protocols, processes, and other visual depictions, in whole or in part, of any of the foregoing; (d) any third-party confidential information included with, or incorporated in, any information provided by the Company or the Board of Directors to the Board Observer or its Representatives and (e) all notes, analyses, compilations, reports, forecasts, studies, samples, data, statistics, summaries, interpretations, and other materials (the “Notes”) prepared by or for the Board Observer or its Representatives that contain, are based on, or otherwise reflect or are derived from, in whole or in part, any of the foregoing.

(ii)              Except as required by applicable federal, state, or local law or regulation, the term “Confidential Information” as used in this Agreement shall not include information that: (a) at the time of disclosure is, or thereafter becomes, generally available to the public other than as a result of, directly or indirectly, any violation of this Agreement by the Board Observer or any of its Representatives; (b) at the time of disclosure is, or thereafter becomes, available to the Board Observer on a non-confidential basis from a third-party source, provided that such third party, to the knowledge of the Board Observer, is not and was not prohibited from disclosing such Confidential Information to the Board Observer by a legal, fiduciary, or contractual obligation to the Company with respect to such information; (c) was known by or in the possession of the Board Observer or its Representatives before being disclosed by or on behalf of the Company under this Agreement; or (d) was or is independently developed by the Recipient without reference to or use of, in whole or in part, any of the Confidential Information

(b)               The Board Observer shall keep confidential any Confidential Information except as expressly permitted by this Agreement, subject to Section 2(e) below. The Board Observer may disclose the Confidential Information to the Board Observer’s Representatives, but only to the extent the Board Observer deems necessary. The Board Observer agrees to instruct all such Representatives not to disclose such Confidential Information to third parties without the prior written permission of the Company. The Board Observer and its Representatives may use Confidential Information solely in connection with (i) the Board Observer’s rights under this Agreement and (ii) monitoring, reviewing, analyzing and evaluating the investment of Mudrick Capital Management L.P. and its affiliates (collectively, “Mudrick Capital”) in the Company.

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(c)               The Company acknowledges that in the ordinary course the Board Observer and its Representatives (including through funds and accounts managed by Mudrick Capital) may analyze and invest in securities, instruments, businesses and assets of third parties in the same or similar lines of business as the Company and its subsidiaries. Notwithstanding any other provision in this Agreement, neither the Board Observer nor any Representative (including through funds and accounts managed by them) shall be constrained in any way from engaging in such activities under this Agreement, provided that no Confidential Information is used in connection therewith and the Board Observer and all Representatives otherwise comply with all obligations hereunder.

(d)               The Board Observer shall comply with all Company policies with respect to use of Confidential Information that are provided to the Board Observer during the term of the Agreement, are not inconsistent with the terms of this Agreement and  and which are capable of applying to the Board Observer in his or her role as such.

(e)               Notwithstanding anything to the contrary herein, if the Board Observer or the Board Observer’s Representatives is required or requested to make any disclosure required by law, rule or regulation or by any order or similar directive of a court of competent jurisdiction, or by any other governmental authority, except where giving notice to the Company is prohibited by law, rule or regulation, the Board Observer shall, to the extent legally permissible, give the Company written notice of such requirement or request as soon as reasonably practicable and shall consult with and afford the Company a reasonable opportunity to contest the necessity of disclosing such information or seek an appropriate protective order. If, in the absence of a protective order, the Board Observer or the Board Observer’s Representatives is compelled to disclose such information, the Board Observer or the Board Observer’s Representatives may disclose only that portion of the requested information that the Board Observer or the Board Observer’s Representatives is legally required to disclose; provided that, if permitted by applicable law, rule or regulation, the Board Observer shall promptly give the Company written notice of the Confidential Information to be disclosed as far in advance of its disclosure as reasonably practicable and use commercially reasonable efforts, at the Company’s expense, to obtain assurances that confidential treatment will be accorded to such Confidential Information. Notwithstanding anything to the contrary herein, Board Observer or the Board Observer’s Representatives may disclose any information without notice to the Company to the extent requested or required by any applicable banking, financial, accounting, securities, or similar regulatory authority (including self-regulatory organizations) during the course of any routine regulatory audit or examinations by or blanket document requests from such authorities.

(f)                The Parties intend that all Confidential Information provided to the Board Observer or the Board Observer’s Representatives is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege and will remain entitled to such protection under any such privileges and this Agreement.

(g)               The Board Observer’s confidentiality obligations under this Section 2 shall survive for twelve months after expiration or termination of this Agreement.

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3.                  Termination. Except for the confidentiality obligation (which term is set forth in Section 2(g) above), this Agreement and each Party’s obligation under this Agreement will terminate upon the earlier to occur of (i) a vote of the majority of the Board of Directors to terminate this Agreement upon thirty (30) days’ notice; and (ii) written notice by the Board Observer to the Company, in the Board Observer’s sole discretion; provided that no expiration or termination of this Agreement will relieve any Party hereto from any liability for a breach of this Agreement prior to such expiration or termination.

4.                  Trade Restrictions. The Board Observer acknowledges that the Confidential Information may constitute material non-public information under applicable U.S. federal and state securities laws and regulations (including stock exchange regulations).

5.                  Notice. All notices and other communications provided for hereunder and all legal process in regard to this Agreement will be in writing and will be deemed delivered given and received (i) when (a) delivered in person or (b) transmitted by email (with written confirmation of completed transmission), (ii) on the third business day following the mailing thereof by certified or registered mail (return receipt requested), or (iii) when delivered by an express courier (with written confirmation of delivery) to the applicable Party at the following addresses (or to such other address as such Party may have specified in a written notice given to the other Party):

If to the Company:

Vroom, Inc.
4700 Mercantile Dr.
Fort Worth, TX 76137
Attention:	Anna-Lisa Corrales, esq.
Email:	legal@vroom.com

With a copy (which shall not constitute notice) to:

Latham & Watkins LLP
1271 Avenue of the Americas
New York, NY 10020
Attention:	Ian Schuman, esq.
John Slater, esq.
Emails:	Ian.Schuman@lw.com
John.Slater@lw.com

If to the Board Observer:

Jason Mudrick
Mudrick Capital Management, L.P.
527 Madison Avenue, 6th Floor
New York, New York 10022
Email:	jmudrick@mudrickcapital.com

With a copy (which shall not constitute notice) to:

Mudrick Capital Management, L.P.
527 Madison Avenue, 6th Floor
New York, New York 10022

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Attention:	John O’Callaghan, esq.
Matthew Pietroforte
Emails:	jocallaghan@mudrickcapital.com
mpietroforte@mudrickcapital.com
compliance@mudrickcapital.com
operations@mudrickcapital.com

Wachtell, Lipton, Rosen & Katz
51 W 52nd St
New York, NY 10019
Attention:	Joshua A. Feltman, esq.
Alison Z. Preiss, esq.
Emails:	JAFeltman@wlrk.com
AZPreiss@wlrk.com

6.                  Miscellaneous.

(a)               Rights. The rights of the Board Observer, in the Board Observer’s capacity as such, shall be limited to those expressly set forth in this Agreement.

(b)               Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which shall constitute the same agreement. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (.pdf) form or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature. For the avoidance of doubt, no Party shall be bound by any contractual obligation to the other Party until all counterparts to this Agreement have been duly executed by each Party and delivered to the other Party (including by means of electronic delivery).

(c)               APPLICABLE LAW AND JURISDICTION. THIS AGREEMENT WILL BE GOVERNED BY, AND ENFORCED IN ACCORDANCE WITH, THE PROCEDURAL AND SUBSTANTIVE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO CHOICE OR CONFLICT OF LAWS, PRINCIPLES OR RULES (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF LAWS OF ANY OTHER JURISDICTION. EACH OF THE PARTIES IRREVOCABLY AGREES THAT ANY LEGAL ACTION OR PROCEEDING TO ENFORCE THIS AGREEMENT OR PROCEEDING ARISING OUT OF THIS AGREEMENT WILL BE BROUGHT EXCLUSIVELY IN THE DELAWARE COURT OF CHANCERY (OR, IF SUCH COURT DECLINE TO ACCEPT JURISDICTION, ANY STATE OR FEDERAL COURT WITHIN THE STATE OF DELAWARE). EACH OF THE PARTIES IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY SUCH ACTION OR PROCEEDING. EACH OF THE PARTIES HEREBY IRREVOCABLY SUBMITS TO THE PERSONAL JURISDICTION OF THE AFORESAID COURTS, AND IRREVOCABLY WAIVES ANY ARGUMENT THAT SUCH COURTS ARE AN INCONVENIENT OR IMPROPER FORUM. EACH PARTY CONSENTS TO SERVICE OF PROCESS BY A REPUTABLE OVERNIGHT DELIVERY SERVICE, SIGNATURE REQUESTED, TO THE ADDRESS OF SUCH PARTY’S PRINCIPAL PLACE OF BUSINESS OR AS OTHERWISE PROVIDED BY APPLICABLE LAW.

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(d)               Amendments; Waivers. This Agreement may not be amended or otherwise modified, and no provision contained herein may be waived, without the prior written consent of each of the Parties. The invalidity or unenforceability of any provision of this agreement shall not affect the validity or enforceability of any other provisions of this agreement, which shall remain in full force and effect. The failure of any Party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of any such provisions and shall not affect the right of such Party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

(e)               Specific Performance. In the event of a breach or threatened breach of the terms, covenants and/or conditions of this Agreement by any of the Parties, the other Parties will, in addition to all other legal or equitable remedies, be entitled (without any bond or other security being required) to seek a temporary and/or permanent injunction, without showing any actual damage or that monetary damages would not provide an adequate remedy, and/or a decree for specific performance, in accordance with this Agreement.

(f)                Assignment; No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties and is not binding upon or enforceable by any other persons. No Party may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, and any assignment in contravention hereof shall be null and void. Nothing in this Agreement, whether express or implied, is intended to or shall confer any rights, benefits or remedies under or by reason of this Agreement on any persons other than the Parties, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any Party.

(g)               Complete Agreement. Except as otherwise explicitly provided herein, this Agreement constitutes the entire agreement among the Parties with respect to the subject matter thereof and supersede all prior agreements, oral or written, among the Parties with respect thereto.

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WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

COMPANY:

VROOM, INC.

By:	/s/ Thomas Shortt
Name:	Thomas Shortt
Title:	Chief Executive Officer

BOARD OBSERVER:

By:	/s/ Jason Mudrick
Name:	Jason Mudrick

[Signature Page to Board Observer Agreement]